Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS THIRD QUARTER 2026 RESULTS
Team Inc. Advances Operational Transformation and Commercial Diversification Initiatives.

SUGAR LAND, TX – November 11, 2026 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services, today reported its financial results for the quarter ended September 30, 2026. The Company also updated guidance for the full year 2026.

Third Quarter 2026 Highlights:

•Reported revenue of $220.4 million, a 2.0% decrease from $225.0 million in the third quarter of 2025.
•Generated gross margin of $55.8 million, compared to $58.0 million in the third quarter of 2025.
•Reported a net loss of $11.1 million, an improvement of $0.3 million, or 3.3%, compared to a net loss of $11.4 million in the prior-year period.
•Delivered Adjusted EBITDA1 of $15.7 million (7.1% of consolidated revenue), representing an increase of $1.2 million, or 8.2%, compared to $14.5 million (6.5% of consolidated revenue) in the third quarter of 2025.
•Reduced Adjusted Selling, General and Administrative Expense¹ by $3.5 million, or 7.4%, to $43.3 million from the prior year period.
•Updated full-year guidance, including Adjusted EBITDA of $56 million to $59 million.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

“In the third quarter, we continued to advance the key priorities of TEAM’s operational and commercial transformation as we work towards and capture early success in building a stronger, more efficient and diversified business,” said Gary L. Hill, TEAM’s Chief Executive Officer. “We are making meaningful progress on initiatives to optimize our operating footprint, improve execution and reduce our overall cost structure, while actively strengthening our commercial capabilities and expanding into higher-value industrial end markets. These efforts remain on track, and while the impacts continue to support our results in real-time, we expect the benefits of our ongoing transformation to become increasingly evident in our results as we move into 2027.”

Hill continued, “Third-quarter results continued to reflect the deferral of planned turnaround and maintenance activity across our core refining and petrochemical markets, particularly within our higher-margin mechanical services business. While demand for our inspection services has remained resilient more broadly, and our commercial diversification efforts have helped to partially offset these transient headwinds, the prolonged slowdown in turnaround activity continues to impact our performance and reported results. Additionally, the escalation of conflict in the Middle East has disrupted some customer activity and delayed the completion of work previously anticipated before year-end, contributing to our revised full-year outlook. Importantly, we believe much of this work has been deferred rather than lost, and we expect it to begin returning in early 2027, although the timing remains dependent on customer operating decisions. Despite this continued headwind, our commercial diversification efforts and the benefits of our structural cost reduction efforts have helped to bolster our underlying profitability, driving growth to adjusted EBITDA and expansion to our adjusted EBITDA margin. As we look ahead, we remain confident in the direction of our transformation and believe our expanding commercial opportunities, combined with a leaner operating structure and the eventual recovery in turnaround activity, will support stronger earnings power and cash flow generation over time.”
Financial Results

Third quarter revenue was $220.4 million, compared to $225.0 million in the prior-year period, as growth in our international markets was offset by lower revenue in the United States, while revenue in Canada remained relatively flat. Revenue increased by 8.3% in our international markets and declined 4.4% in the United States. Third quarter consolidated gross margin was $55.8 million, or 25.3% of revenue.

Selling, general and administrative expenses for the third quarter were $50.7 million, a decrease of $0.5 million or 1.1%, from the third quarter of 2025. Adjusted Selling, General and Administrative Expense, which excludes certain items not indicative of TEAM’s ongoing operations, including non-recurring professional and legal costs, transformation and severance expenses, as well as non-cash share-based compensation expense, decreased by $3.5 million, or 7.4%, to $43.3 million compared to the prior-year period.

Operating loss was $0.5 million, compared to operating income of $1.3 million in the third quarter of 2025. Net loss was $11.1 million, an improvement of $0.3 million compared to a net loss of $11.4 million in the prior-year period. Net loss attributable to common shareholders, which includes dividends and accretion related to the preferred shares, totaled $14.2 million, or $3.10 per share, compared to a net loss attributable to common shareholders of $12.1 million, or $2.68 per share, in the third quarter of 2025. Adjusted EBITDA, a non-GAAP measure, increased to $15.7 million (7.1% of consolidated revenue), compared to $14.5 million (6.5% of consolidated revenue) in the prior-year quarter.

Adjusted EBITDA, Adjusted Net Loss, Adjusted EBIT, and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are included at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the three months ended September 30, 2026 and 2025 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Favorable (Unfavorable)
	2026	2025	$	%
Revenues[1]
IHT	$127,063	$122,308	$4,755	3.9%
MS	93,306	102,668	(9,362)	(9.1)%
	$220,369	$224,976	$(4,607)	(2.0)%

Operating income (loss)[1]
IHT	$15,173	$13,959	$1,214	8.7%
MS	371	3,416	(3,045)	(89.1)%
Corporate and shared support services	(16,015)	(16,033)	18	0.1%
	$(471)	$1,342	$(1,813)	(135.1)%

1 As of January 1, 2026, Emission Control Services were reclassified from the MS segment to the IHT segment to better align with how management evaluates performance. Prior period segment information (revenues, operating, and depreciation and amortization expense) was recast to reflect this change, which did not impact the Company’s consolidated revenue or Adjusted EBITDA. For the three months ended September 30, 2025, this resulted in a decrease of $8.5 million in revenue and $2.4 million in operating income for the MS segment, with corresponding increases in the IHT segment.

Revenues. IHT revenues increased by $4.8 million, or 3.9%, compared with the prior-year quarter, driven by growth in the U.S. and Canada. U.S. revenue increased by $3.6 million primarily due to increased non-turnaround activities, partially offset by lower oil and gas turnaround activity. Revenues in Canada and other international regions increased by $1.2 million. MS revenues decreased by $9.4 million, or 9.1%, compared with the prior-year quarter, primarily due to lower oil and gas turnaround and project activities of $11.1 million in the U.S. and $1.2 million in Canada, partially offset by a $2.9 million revenue increase in other international regions.

Operating income (loss). IHT reported operating income of $15.2 million, compared to $14.0 million in the prior-year period, primarily reflecting a favorable project mix and resulting margin improvements from non-turnaround activities. MS operating income was $0.4 million, compared to $3.4 million in the prior-year period, primarily due to lower activity levels and profitability in the U.S., particularly within the hot tapping service line, and lower project profitability in Canada. Corporate and shared support services cost was relatively consistent with the prior-year period, despite a one-time charge of $2.0 million related to a legal settlement. Excluding this settlement, cost would have declined by 12.6%, as lower professional services fees and non-cash compensation cost reversals were partially offset by higher personnel costs, including severance charges incurred during the current period. In aggregate, consolidated operating results declined by $1.8 million, driven by the combination of factors outlined above.

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the nine months ended September 30, 2026 and 2025 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Nine Months Ended September 30,		Favorable (Unfavorable)
	2026	2025	$	%
Revenues[1]
IHT	$381,737	$374,151	$7,586	2.0%
MS	282,366	297,506	(15,140)	(5.1)%
	$664,103	$671,657	$(7,554)	(1.1)%

Operating income (loss)[1]
IHT	$39,424	$42,655	$(3,231)	(7.6)%
MS	1,190	8,219	(7,029)	(85.5)%
Corporate and shared support services	(42,283)	(43,432)	1,149	2.6%
	$(1,669)	$7,442	$(9,111)	(122.4)%

1 As of January 1, 2026, Emission Control Services were reclassified from the MS segment to the IHT segment to better align with how management evaluates performance. Prior period segment information (revenues, operating, and depreciation and amortization expense) was recast to reflect this change, which did not impact the Company’s consolidated revenue or Adjusted EBITDA. For the nine months ended September 30, 2025, this resulted in a decrease of $23.8 million in revenue and $6.7 million in operating income for the MS segment, with corresponding increases in the IHT segment.

Revenues. IHT revenues increased by $7.6 million, or 2.0%, compared with the prior-year period, driven by a $5.1 million, or 1.5%, increase in U.S. revenues attributable to increased non-turnaround activities, partially offset by lower oil and gas turnaround activity. Revenues in other international markets increased by $1.8 million, or 18.4%, while revenues in Canada increased by $0.7 million. MS revenues decreased by $15.1 million, or 5.1%, compared with the prior-year period, driven primarily by lower turnaround and project activities in the U.S. and Canada.

Operating income (loss). IHT’s 2026 operating income totaled $39.4 million, compared with $42.7 million in the prior-year period, reflecting a decrease of $3.2 million, or 7.6%, primarily driven by an unfavorable project mix impacting margins, and higher benefit costs. MS operating income was $1.2 million, compared with $8.2 million in the prior-year period, largely reflecting lower revenues and an unfavorable project mix in the U.S. and Canada, including lower activity in the hot tapping and leak repair service lines, as well as higher benefit costs. Corporate and shared support services costs improved by $1.1 million, or 2.6% compared with the prior-year period, despite a one-time charge of $2.0 million related to a legal settlement. The improvement was primarily due to lower legal and professional services costs, partially offset by higher personnel costs, including severance charges incurred in the current period. A reversal of non-cash compensation expense also partially offset these higher costs. As a result, the Company reported a consolidated operating loss of $1.7 million for the period.

Balance Sheet and Liquidity

At September 30, 2026, the Company had total liquidity of $43.5 million, including $8.1 million of cash and cash equivalents (excluding $2.9 million of restricted cash) and $35.4 million of available capacity under the ABL Credit Facility.

The Company’s total debt as of September 30, 2026 was $319.1 million compared to $297.2 million as of December 31, 2025. The increase is primarily due to higher net borrowings under the Company’s ABL credit facility. The Company’s Net Debt (total debt less cash and cash equivalents, including restricted cash of $2.9 million), a non-GAAP financial measure, was $308.1 million at September 30, 2026.

Updated 2026 Outlook

For fiscal year 2026, the Company is updating its operating and cash flow guidance as follows:

•Total Company Revenue of $870 million to $890 million, a decrease of approximately 2% at the midpoint of guidance compared to 2025;
•Gross Margin of between $226 million and $249 million, an increase of approximately 3% at the midpoint of guidance compared to 2025;
•Adjusted EBITDA of between $56 million and $59 million, a decrease of approximately 5% at the midpoint of guidance compared to 2025;
•Capital expenditures of between $13 million and $14 million;
•Structural cost improvements of $15 million to $18 million;
•Full program goals of $30 million to $38 million at full annual run rate.

Clinton Roeder, Chief Financial Officer commented, “TEAM’s year-to-date performance, particularly our revenues, has continued to reflect deferred turnaround and maintenance activity across our core markets, with the timing of this work remaining difficult to predict. Our updated full-year 2026 guidance reflects our current expectation that the recovery in this activity, further delayed by disruptions in the Middle East, will largely shift into early 2027. The difference compared to our 2025 results and our original 2026 guidance stems directly from these deferrals. Despite these near-term headwinds, we continue to make meaningful progress on our structural cost improvement initiatives, while maintaining a disciplined focus on working capital and cash conversion. As we move into 2027, we expect these initiatives to provide a stronger foundation for improved profitability and cash flow generation as deferred maintenance activity returns and our commercial diversification efforts gain traction.”

Conference Call

The Company will hold a conference call to discuss its third quarter 2026 financial and operating results on Thursday, November 12, 2026, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. Third Quarter 2026 Conference Call.” This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not as a substitute for, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is included in the accompanying schedules for the periods presented.

The Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measure, Adjusted EBITDA, contained in this press release to its most directly comparable GAAP financial measure, net income, as the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measure to its respective most directly comparable GAAP financial measure is not (and was not, when prepared) available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income includes the impact of depreciation, income taxes and certain other items that impact comparability between periods, which may be significant and are difficult to project with a reasonable degree of accuracy. In addition, we believe such reconciliation could imply a degree of precision that might be confusing or misleading to investors. The probable significance of providing this forward-looking non-GAAP financial measure without the directly comparable GAAP financial measure is that such GAAP financial measure may be materially different from the corresponding non-GAAP financial measure.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers’ most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial and growth prospects and strategy, including the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit agreements, and its preferred stock certificate of designation; negative market conditions, including domestic and global inflationary pressures, the impact of changes in global trade policies and tariffs, and future economic uncertainties, particularly in industries in which the Company is heavily dependent; the Company’s liquidity and ability to obtain additional financing; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; the Company’s ability to maintain compliance with the New York Stock Exchange continued listing requirements and rules, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Alpha IR Group
Nick Teves or Joseph Caminiti
(312) 445-2870

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Revenues	$220,369	$224,976	$664,103	$671,657
Operating expenses	161,627	163,648	494,827	488,760
Depreciation and amortization	2,974	3,284	8,957	9,498
Gross margin	55,768	58,044	160,319	173,399
Selling, general and administrative expenses	50,698	51,239	145,511	149,779
Depreciation and amortization	5,541	5,463	16,477	16,178
Operating income (loss)	(471)	1,342	(1,669)	7,442
Interest expense, net	(9,809)	(11,855)	(27,971)	(35,187)
Loss on debt extinguishment	—	(1,283)	—	(13,136)
Other income (expense), net	(194)	1,298	924	(2,396)
Loss before income taxes	(10,474)	(10,498)	(28,716)	(43,277)
Provision for income taxes	(594)	(949)	(497)	(2,154)
Net loss	$(11,068)	$(11,447)	$(29,213)	$(45,431)
Dividend and accretion to redemption value on redeemable preferred stock	(3,142)	(610)	(9,022)	(610)
Net loss attributable to common shareholders	$(14,210)	$(12,057)	$(38,235)	$(46,041)

Loss per common share:
Basic and diluted	$(3.10)	$(2.68)	$(8.36)	$(10.24)

Weighted-average number of shares outstanding:
Basic and diluted	4,581	4,499	4,571	4,495

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)

Cash and cash equivalents	$11,010	$18,145

Other current assets	267,188	248,260

Property, plant, and equipment, net	103,749	110,628

Other non-current assets	97,594	108,420

Total assets	$479,541	$485,453

Current portion of long-term debt and finance lease obligations	$4,132	$3,858

Other current liabilities	122,459	116,197

Long-term debt and finance lease obligations	314,933	293,343

Other non-current liabilities	40,963	44,585

Redeemable preferred stock	60,980	51,951

Shareholders’ equity (deficit)	(63,926)	(24,481)

Total liabilities, redeemable preferred stock and shareholders’ equity (deficit)	$479,541	$485,453

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net loss	$(11,068)	$(11,447)	$(29,213)	$(45,431)
Depreciation and amortization	8,515	8,747	25,434	25,676
Loss on debt extinguishment	—	1,283	—	13,136
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,150	1,331	3,434	3,939
Deferred income taxes	(472)	357	(2,088)	(494)
Non-cash compensation cost (credit)	(293)	352	973	665
Working capital and other	(1,052)	3,260	(10,175)	(25,613)
Net cash provided by (used in) operating activities	(3,220)	3,883	(11,635)	(28,122)

Cash flows from investing activities:
Capital expenditures	(2,560)	(2,839)	(8,966)	(7,155)
Proceeds from disposal of assets	1,670	82	1,701	82
Net cash used in investing activities	(890)	(2,757)	(7,265)	(7,073)

Cash flows from financing activities:
Net borrowings (payments) under ABL Credit Facility	(9,500)	(30,000)	15,200	(10,018)
Payments under Corre DDTL	—	—	—	(35,700)
Payments under Corre Uptiered Loan	—	—	—	(55,894)
Borrowings (payments) under First Lien Term Loan	(437)	(437)	(1,312)	174,125
Payments under 2025 Second Lien Term Loan	—	(41,803)	—	(41,803)
Payments under ME/RE Loans	—	—	—	(23,427)
Payments under Corre Incremental Term Loans	—	—	—	(48,015)
Payments for debt issuance costs	—	(2,513)	—	(11,412)
Net proceeds from issuance of preferred stock and warrants	—	67,977	—	67,977
Other	(883)	(209)	(1,984)	(1,657)
Net cash provided by (used in) financing activities	(10,820)	(6,985)	11,904	14,176

Effect of exchange rate changes	(44)	(38)	(139)	286
Net change in cash and cash equivalents	$(14,974)	$(5,897)	$(7,135)	$(20,733)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues[1]
IHT	$127,063	$122,308	$381,737	$374,151
MS	93,306	102,668	282,366	297,506
	$220,369	$224,976	$664,103	$671,657

Operating income (loss)[1]
IHT	$15,173	$13,959	$39,424	$42,655
MS	371	3,416	1,190	8,219
Corporate and shared support services	(16,015)	(16,033)	(42,283)	(43,432)
	$(471)	$1,342	$(1,669)	$7,442

Segment Adjusted EBIT[1,2]
IHT	$15,760	$14,056	$41,455	$43,679
MS	3,256	3,564	4,421	9,265
Corporate and shared support services	(11,499)	(12,178)	(36,067)	(34,963)
	$7,517	$5,442	$9,809	$17,981

Segment Adjusted EBITDA[1,2]
IHT	$19,157	$17,307	$51,564	$52,644
MS	6,988	7,758	15,663	22,015
Corporate and shared support services	(10,406)	(10,524)	(31,011)	(30,337)
	$15,739	$14,541	$36,216	$44,322

___________________
1    As noted within the Segments results above, revenues, operating, and depreciation and amortization expense attributable to Emission Control Services were reclassified from the MS segment to the IHT segment.
2    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures derived from consolidated financial information, including Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, Adjusted EBIT, Adjusted EBITDA, Free Cash Flow and Net Debt to supplement financial information presented in accordance with generally accepted accounting principles (“GAAP”).

The Company defines Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, loss on debt extinguishment, certain severance charges, incremental non-recurring transformation costs associated with workforce reductions, facility consolidations, lease termination activities and other business transformation initiatives, non-routine write-offs of assets, and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT excludes the costs excluded from Adjusted Net Income (Loss), as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges and transformation costs, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges and transformation costs, certain other items that we believe are not indicative of core operating activities and non-cash share-based compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures paid in cash. Net Debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance that are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Segment Adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of the Company’s reportable segments. Free Cash Flow is used by our management and investors to analyze the Company’s ability to service and repay debt and return value directly to stakeholders.

Non-GAAP measures have limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be considered only in conjunction with financial information presented in accordance with U.S. GAAP. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies that may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of Free Cash Flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable U.S. GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Adjusted Net Loss:
Net loss	$(11,068)	$(11,447)	$(29,213)	$(45,431)
Professional fees and other[1]	1,945	1,977	4,237	6,285
Write-off of assets	313	—	480	45
Legal costs and litigation reserves[2]	3,771	1,972	2,211	3,261
Severance charges	2,272	151	5,030	993
Loss on debt extinguishment	—	1,283	—	13,136
Tax impact of adjustments and other net tax items	(632)	2	(766)	(101)
Adjusted Net Loss	$(3,399)	$(6,062)	$(18,021)	$(21,812)
Dividend and accretion to redemption value on redeemable preferred stock	(3,142)	(610)	(9,022)	(610)
Adjusted Net Loss attributable to common shareholders	$(6,541)	$(6,672)	$(27,043)	$(22,422)
Adjusted Net Loss per common share:
Basic and Diluted	$(1.43)	$(1.48)	$(5.92)	$(4.99)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(11,068)	$(11,447)	$(29,213)	$(45,431)
Provision for income taxes	594	949	497	2,154
Net gain on disposal of assets	(550)	(107)	(554)	(102)
Interest expense, net	9,809	11,855	27,971	35,187
Professional fees and other[1]	1,945	1,977	4,237	6,285
Write-off of assets	313	—	480	45
Legal costs and litigation reserves[2]	3,771	1,972	2,211	3,261
Severance charges	2,272	151	5,030	993
Foreign currency loss (gain)	426	(1,136)	(864)	2,613
Pension cost (credit)[3]	5	(55)	14	(160)
Loss on debt extinguishment	—	1,283	—	13,136
Consolidated Adjusted EBIT	7,517	5,442	9,809	17,981
Depreciation and amortization	8,515	8,747	25,434	25,676
Non-cash share-based compensation cost (credit)	(293)	352	973	665
Consolidated Adjusted EBITDA	$15,739	$14,541	$36,216	$44,322

Free Cash Flow:
Cash provided by (used in) operating activities	$(3,220)	$3,883	$(11,635)	$(28,122)
Capital expenditures	(2,560)	(2,839)	(8,966)	(7,155)
Free Cash Flow	$(5,780)	$1,044	$(20,601)	$(35,277)
____________________________________
1    For the three and nine months ended September 30, 2026, includes $1.8 million of transformation costs associated with workforce reductions, facility consolidations, lease termination activities and other business transformation initiatives, as well as executive search and third-party support costs. For the three and nine months ended September 30, 2025, includes $1.6 million and $4.6 million, respectively, of executive search and third-party support costs and $0.4 million and $1.7 million, respectively, of debt financing costs.
2    For the three and nine months ended September 30, 2026, includes non-routine litigation reserves of $2.4 million and $0.9 million (net of refunds), respectively. For the three and nine months ended September 30, 2025, includes non-recurring litigation reserves of $2.0 million and $3.3 million, respectively. These costs are included in selling, general and administrative expenses on the condensed consolidated statements of operations.
3 Represents pension cost (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Segment Adjusted EBIT and Adjusted EBITDA:

IHT[4]
Operating income	$15,173	$13,959	$39,424	$42,655
Professional fees and other[1]	314	94	1,368	844
Severance charges	273	3	663	180
Adjusted EBIT	15,760	14,056	41,455	43,679
Depreciation and amortization	3,397	3,251	10,109	8,965
Adjusted EBITDA	$19,157	$17,307	$51,564	$52,644

MS4
Operating income	$371	$3,416	$1,190	$8,219
Professional fees and other[1]	1,110	—	1,179	—
Legal costs and litigation reserves[2]	441	—	441	251
Severance charges	1,334	148	1,611	795
Adjusted EBIT	3,256	3,564	4,421	9,265
Depreciation and amortization	3,732	4,194	11,242	12,750
Adjusted EBITDA	$6,988	$7,758	$15,663	$22,015

Corporate and shared support services
Net loss	$(26,612)	$(28,822)	$(69,827)	$(96,305)
Provision for income taxes	594	949	497	2,154
Net gain on disposal of assets	(550)	(107)	(554)	(102)
Interest expense, net	9,809	11,855	27,971	35,187
Foreign currency loss (gain)	426	(1,136)	(864)	2,613
Professional fees and other[1]	521	1,883	1,690	5,441
Write-off of assets	313	—	480	45
Legal costs and litigation reserves[2]	3,330	1,972	1,770	3,010
Severance charges	665	—	2,756	18
Pension cost (credit)[3]	5	(55)	14	(160)
Loss on debt extinguishment	—	1,283	—	13,136
Adjusted EBIT	(11,499)	(12,178)	(36,067)	(34,963)
Depreciation and amortization	1,386	1,302	4,083	3,961
Non-cash share-based compensation cost (credit)	(293)	352	973	665
Adjusted EBITDA	$(10,406)	$(10,524)	$(31,011)	$(30,337)

Consolidated Adjusted EBITDA	$15,739	$14,541	$36,216	$44,322
_________________
1    For the three and nine months ended September 30, 2026, includes $1.8 million of transformation costs associated with workforce reductions, facility consolidations, lease termination activities and other business transformation initiatives, as well as executive search and third-party support costs. For the three and nine months ended September 30, 2025, includes $1.6 million and $4.6 million, respectively, of executive search and third-party support costs and $0.4 million and $1.7 million, respectively, of debt financing costs.
2    For the three and nine months ended September 30, 2026, includes non-routine litigation reserves of $2.4 million and $0.9 million (net of refunds), respectively. For the three and nine months ended September 30, 2025, includes non-recurring litigation reserves of $2.0 million and $3.3 million, respectively. These costs are included in selling, general and administrative expenses on the condensed consolidated statements of operations.
3    Represents pension cost (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.
4 As noted within the Segments results above, revenues, operating, and depreciation and amortization expense attributable to Emission Control Services were reclassified from the MS segment to the IHT segment.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Selling, General and Administrative Expenses	$50,698	$51,239	$145,511	$149,779
Less:
Non-cash share-based compensation costs (credit)	(293)	352	973	665
Professional fees and other[1]	1,945	1,977	4,237	6,285
Legal costs and litigation reserves[2]	3,771	1,972	2,211	3,261
Severance charges included in SG&A expenses	1,929	127	4,549	837
Total non-cash/non-recurring items	7,352	4,428	11,970	11,048
Adjusted Selling, General and Administrative Expenses	$43,346	$46,811	$133,541	$138,731
As percentage of revenue	19.7%	20.8%	20.1%	20.7%
___________________
1 For the three and nine months ended September 30, 2026, includes $1.8 million of transformation costs associated with workforce reductions, facility consolidations, lease termination activities and other business transformation initiatives, as well as executive search and third-party support costs. For the three and nine months ended September 30, 2025, includes $1.6 million and $4.6 million, respectively, of executive search and third-party support costs and $0.4 million and $1.7 million, respectively, of debt financing costs.
2 For the three and nine months ended September 30, 2026, includes non-routine litigation reserves of $2.4 million and $0.9 million (net of refunds), respectively. For the three and nine months ended September 30, 2025, includes non-recurring litigation reserves of $2.0 million and $3.3 million, respectively. These costs are included in selling, general and administrative expenses on the condensed consolidated statements of operations.